Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2013, in Supplement No. 18 to the Prospectus related to the Registration Statement (Form S-11 No. 333-161449) of KBS Legacy Partners Apartment REIT, Inc. for the registration of 280,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California
February 26, 2013